Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Realty Capital New York City REIT, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-204433) on Form S-3D of American Realty Capital New York City REIT, Inc. of our report dated August 29, 2016, with respect to the Statement of Revenues and Certain Expenses of 1140 Avenue of the Americas for the year ended December 31, 2015, which report appears in the accompanying Amendment No.1 to Current Report on Form 8-K/A of American Realty Capital New York City REIT, Inc.

/s/ WEISERMAZARS LLP

Fort Washington, Pennsylvania
August 29, 2016